HANESBRANDS INC. OMNIBUS INCENTIVE PLAN
(As Amended and Restated)

1.
Purpose. The purposes of the Plan are (a) to promote the interests of the Company and its Subsidiaries and its stockholders by strengthening the ability of the Company and its Subsidiaries to attract and retain highly competent officers and other key employees, and (b) to provide a means to encourage Stock ownership and proprietary interest in the Company. The Plan is intended to provide Plan Participants with forms of long-term incentive compensation that are not subject to the deduction limitation rules prescribed under Code Section 162(m), and should be construed to the extent possible as providing for remuneration which is “performance-based compensation” within the meaning of Code Section 162(m) and the regulations promulgated thereunder.

2.
Definitions. Where the context of the Plan permits, words in the masculine gender shall include the feminine gender, the plural form of a word shall include the singular form, and the singular form of a word shall include the plural form. Unless the context clearly indicates otherwise, the following terms shall have the following meanings:

(a)	Award means the grant of incentive compensation under this Plan to a Participant.

(b)	Board means the board of directors of the Company.

(c)
Cause means the Participant has been convicted of (or pled guilty or no contest to) a felony or any crime involving fraud, embezzlement, theft, misrepresentation or financial impropriety; willfully engaged in misconduct resulting in material harm to the Company; willfully failed to perform duties after written notice; or is in willful violation of Company policies resulting in material harm to the Company.

(d)	Change in Control means:

(i)
upon the acquisition by any individual, entity or group, including any Person, of beneficial ownership (as defined in Rule 13d-3 promulgated under the Exchange Act), directly or indirectly, of 20% or more of the combined voting power of the then outstanding capital stock of the Company that by its terms may be voted on all matters submitted to stockholders of the Company generally (“Voting Stock”); provided, however, that the following acquisitions shall not constitute a Change in Control: (A) any acquisition directly from the Company (excluding any acquisition resulting from the exercise of a conversion or exchange privilege in respect of outstanding convertible or exchangeable securities unless such outstanding convertible or exchangeable securities were acquired directly from the Company); (B) any acquisition by the

Company; (C) any acquisition by an employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company; or (D) any acquisition by any corporation pursuant to a reorganization, merger or consolidation involving the Company, if, immediately after such reorganization, merger or consolidation, each of the conditions described in clauses (A), (B) and (C) of subsection (ii) below shall be satisfied; and provided further that, for purposes of clause (B) above, if (1) any Person (other than the Company or any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company) shall become the beneficial owner of 20% or more of the Voting Stock by reason of an acquisition of Voting Stock by the Company, and (2) such Person shall, after such acquisition by the Company, become the beneficial owner of any additional shares of the Voting Stock and such beneficial ownership is publicly announced, then such additional beneficial ownership shall constitute a Change in Control; or

(ii)
upon the consummation of a reorganization, merger or consolidation of the Company, or a sale, lease, exchange or other transfer of all or substantially all of the assets of the Company; excluding, however, any such reorganization, merger, consolidation, sale, lease, exchange or other transfer with respect to which, immediately after consummation of such transaction: (A) all or substantially all of the beneficial owners of the Voting Stock of the Company outstanding immediately prior to such transaction continue to beneficially own, directly or indirectly (either by remaining outstanding or by being converted into voting securities of the entity resulting from such transaction), more than 50% of the combined voting power of the voting securities of the entity resulting from such transaction (including, without limitation, the Company or an entity which as a result of such transaction owns the Company or all or substantially all of the Company’s property or assets, directly or indirectly) (the “Resulting Entity”) outstanding immediately after such transaction, in substantially the same proportions relative to each other as their ownership immediately prior to such transaction; and (B) no Person (other than any Person that beneficially owned, immediately prior to such reorganization, merger, consolidation, sale or other disposition, directly or indirectly, Voting Stock representing 20% or more of the combined voting power of the Company’s then outstanding securities) beneficially owns, directly or indirectly, 20% or more of the combined voting power of the then outstanding securities of the Resulting Entity; and (C) at least a majority of the members of the board of directors of the entity resulting from such transaction were Initial Directors of the Company at the time of the execution of the initial agreement or action of the Board authorizing such reorganization, merger, consolidation, sale or other disposition; or

(iii)	upon the approval by stockholders of a plan of complete liquidation or dissolution of the Company; or

(iv)	when the Initial Directors cease for any reason to constitute at least a majority of the Board.

(e)	Code means the Internal Revenue Code of 1986, as amended.

(f)	Committee means the Compensation Committee of the Board.

(g)	Company means Hanesbrands Inc., a Maryland corporation, or any successor thereto.

(h)	Covered Employees means covered employees or employees who are reasonably expected to be covered employees within the meaning of Code Section 162(m).

(i)	Deferred Stock Unit (“DSU”) means a vested unit granted pursuant to section 10 below providing a Participant with the right to receive Stock (or cash) in accordance with the terms of such grant.

(j)	Exchange Act means the Securities Exchange Act of 1934, as amended.

(k)	Fair Market Value means the fair market value of Stock determined at any time in such manner as the Committee may deem equitable, or as required by applicable law or regulation.

(l)	Incentive Stock Options means a Stock Option designed to meet the requirements of Code Section 422 or any successor law.

(m)
Initial Directors means those directors of the Company on the effective date of the Plan; provided, however, that any individual who becomes a director of the Company thereafter whose election or nomination for election by the Company’s stockholders, was approved by the vote of at least a majority of the Initial Directors then comprising the Board (or by the nominating committee of the Board, if such committee is comprised of Initial Directors and has such authority) shall be deemed to have been an Initial Director; and provided further, that no individual shall be deemed to be an Initial Director if such individual initially was elected or nominated as a director of the Company as a result of: (i) an actual or threatened solicitation by a Person (other than the Board) made for the purpose of opposing a solicitation by the Board with respect to the election or removal of directors; or (ii) any other actual or threatened solicitation of proxies or consents by or on behalf of any Person (other than the Board).

(n)	Nonqualified Stock Option means a Stock Option that is not an Incentive Stock Option.

(o)	Participant means (i) an employee of the Company or its Subsidiaries; or (ii) a non-employee director of the Company designated by the Committee as eligible to receive an Award under the Plan.

(p)	Performance Cash Awards means cash incentives subject to the satisfaction of Performance Criteria and granted pursuant to section 12 below.

(q)
Performance Criteria means business criteria within the meaning of Code Section 162(m), including, but not limited to any of the following (or an equivalent metric): revenue; revenue growth; earnings before interest and taxes; earnings before interest, taxes, depreciation and amortization; earnings per share; operating income; pre- or after-tax income; net operating profit after taxes; economic value added; ratio of operating earnings to capital spending; cash flow (before or after dividends); cash flow per share (before or after dividends); net earnings; net sales; sales growth; share price performance; return on assets or net assets; return on equity; return on capital (including return on total capital or return on invested capital); cash flow return on investment; total shareholder return; improvement in or attainment of expense levels; improvement in or attainment of working capital levels, gross profit margin, operating profit margin, net income margin and leverage ratio.

The Committee may select one or more Performance Criteria and may apply those Performance Criteria on a corporate-wide or division/business segment basis. Measurement of the attainment of Performance Criteria may exclude, if the Committee provides in an Award agreement, impact of charges for restructurings, discontinued operations, extraordinary items and other unusual or non-recurring items, and the cumulative effects of tax or accounting changes, each as identified in the financial statements, in the notes to the financial statements, in the Management’s Discussion and Analysis section of the financial statements, or in other Securities and Exchange Commission filings.

(r)
Performance Period means the period as designated by the Committee which generally shall have a minimum of one year and a maximum of five years, except that the foregoing minimum performance period shall not apply to (i) substitute Awards for grants made under a plan of an acquired business entity; and (ii) special vesting provisions in limited cases of an intervening event related to death, disability, retirement or a Change in Control.

(s)	Performance Shares means Awards subject to the satisfaction of Performance Criteria and granted pursuant to section 11 below.

(t)	Person means any individual, entity or group, including any “person” within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act.

(u)	Plan means the Hanesbrands Inc. Omnibus Incentive Plan.

(v)	Restricted Stock means Stock subject to a vesting condition specified by the Committee in an Award in accordance with section 9 below.

(w)
Resulting Entity means the entity resulting from a transaction (including, without limitation, the Company or an entity which as a result of such transaction owns the Company or all or substantially all of the Company’s property or assets, directly or indirectly).

(x)
RSU means a restricted stock unit providing a Participant with the right to receive Stock (or cash) at a date on or after vesting in accordance with the terms of such grant and/or upon the attainment of Performance Criteria specified by the Committee in the Award in accordance with section 9 below.

(y)	SAR means a stock appreciation right granted pursuant to section 8 below.

(z)	Stock means a share of common stock of the Company that, by its terms, may be voted on all matters submitted to stockholders of the Company generally.

(aa)
Stock Option means the right to acquire shares of Stock at a certain price that is granted pursuant to section 7 below. The term Stock Option includes both Incentive Stock Options and Nonqualified Stock Options.

(bb)	Subsidiary or Subsidiaries means any corporation or entity of which the Company owns directly or indirectly, at least 50% of the total voting power or in which it has at least a 50% economic interest.

3.
Administration. The Plan will be administered by the Committee consisting of two or more directors of the Company as the Board may designate from time to time, each of whom shall satisfy such requirements as:

(a)	the Securities and Exchange Commission may establish for administrators acting under plans intended to qualify for exemption under Rule 16b-3 or its successor under the Exchange Act;

(b)	the New York Stock Exchange may establish pursuant to its rule-making authority; and

(c)	the Internal Revenue Service may establish for outside directors acting under plans intended to qualify for exemption under Code Section 162(m).
The Committee shall have the discretionary authority to construe and interpret the Plan and any Awards granted thereunder, to establish and amend rules for Plan administration, to change the terms and conditions of Awards at or after grant (subject to the provisions of section 20 below), to correct any defect or supply any omission or reconcile any inconsistency in the Plan or in any Award granted under the Plan and to make all other determinations which it deems necessary or advisable for the administration of the Plan.

Awards under the Plan to a Covered Employee may be made subject to the satisfaction of one or more Performance Criteria.
The Committee or the Board may authorize one or more officers of the Company to select employees to participate in the Plan and to determine the number and type of Awards to be granted to such Participants, except with respect to Awards to officers subject to Section 16 of the Exchange Act, or to non-employee directors of the Company, or to officers who are, or who are reasonably expected to be, Covered Employees. Any reference in the Plan to the Committee shall include such officer or officers.
The determinations of the Committee shall be made in accordance with their judgment as to the best interests of the Company and its stockholders and in accordance with the purposes of the Plan. Any determination of the Committee under the Plan may be made without notice or meeting of the Committee, if in writing signed by all the Committee members.

4.
Participants. Participants may consist of all employees of the Company and its Subsidiaries and all non-employee directors of the Company; provided, however, the following individuals shall be excluded from participation in the Plan: (a) contract labor; (b) employees whose base wage or base salary is not processed for payment by the payroll department of the Company or any Subsidiary; (c) any individual performing services under an independent contractor or consultant agreement, a purchase order, a supplier agreement or any other agreement that the Company enters into for service; and (d) any individual who is located in a country in which the Company’s Stock or the Plan have not been registered in accordance with local requirements. Designation of a Participant in any year shall not require the Committee to designate that person to receive an Award in any other year or to receive the same type or amount of Award as granted to the Participant in any other year or as granted to any other Participant in any year. The Committee shall consider all factors that it deems relevant in selecting Participants and in determining the type and amount of their respective Awards.

5.	Shares Available under the Plan.

(a)
Subject to adjustment as provided in section 15(a), there is hereby reserved for issuance under the Plan, as of the date of stockholder approval of the amended and restated Plan, (i) any shares of Stock from the original 13,105,000 shares of Stock reserved under the Plan that have not been issued or that are returned to the Plan as described below and (ii) an additional 2,700,000 shares of Stock. Stock covered by an Award shall be counted as used only if and when actually issued and delivered to a Participant. Accordingly, if there is (A) a lapse, expiration, termination or cancellation of any such Stock Option or other Award prior to the issuance of Stock thereunder or (B) a forfeiture of any such shares of Restricted Stock or Stock prior to vesting, then the Stock subject to these Stock Options or other Awards shall be added to the Stock available for Awards under the Plan. In addition, any such Stock covered by an SAR (including an SAR settled in Stock which the Committee, in its discretion, may substitute for an outstanding Stock

Option) and any Stock covered by a Stock Option shall be counted as used only to the extent Stock is actually issued upon exercise of the right. Notwithstanding any Plan provision to the contrary, shares of Stock withheld or tendered for payment of the exercise price of an Award (including through a net exercise arrangement described in section 7), shares of Stock withheld or tendered to satisfy withholding taxes, shares of Stock not issued on the stock settlement of SARs and shares of Stock purchased on the open market with cash proceeds from the exercise of Stock Options shall not be added back to the number of shares available for the future grant of Awards. All such Stock issued under the Plan may be either authorized and unissued Stock or issued Stock reacquired by the Company.
Additionally, in the event that a corporation acquired by (or combined with) the Company or any Subsidiary has shares available under a pre-existing plan approved by stockholders and not adopted in contemplation of such acquisition or combination, the shares available for grant pursuant to the terms of such pre-existing plan (as adjusted, to the extent appropriate, using the exchange ratio or other adjustment or valuation ratio or formula used in such acquisition or combination to determine the consideration payable to the holders of common stock of the entities party to such acquisition or combination) may be used for Awards under the Plan and shall not reduce the shares of Stock authorized for grant under the Plan; provided that Awards using such available shares shall not be made after the date awards or grants could have been made under the terms of the pre-existing plan, absent the acquisition or combination, and shall only be made to individuals who were not employees or directors of the Company or any Subsidiary prior to such acquisition or combination.

(b)
All of the available Stock may, but need not, be issued pursuant to the exercise of Incentive Stock Options; provided, however, notwithstanding a Stock Option’s designation, to the extent that Incentive Stock Options are exercisable for the first time by the Participant during any calendar year with respect to Stock whose aggregate Fair Market Value exceeds $100,000, such Stock Options shall be treated as Nonqualified Stock Options; provided further, that the value of any shares of Stock withheld or tendered to pay the exercise price of Incentive Stock Options or withheld or tendered to pay taxes on any Incentive Stock Options shall be taken into account for purposes of determining the aggregate Fair Market Value of Stock associated with a Participant's Incentive Stock Options.

(c)
For Awards intended to be performance-based compensation under Section 162(m), no Participant may be granted Awards with respect to any twelve month Performance Period relating to more than 2 million shares of Stock. In any fiscal year of the Company, no Participant who is a non-employee director of the Company may be granted Awards valued at more than $1,000,000 at the time of grant.

(d)	The Stock reserved for issuance and the other limitations set forth above shall be subject to adjustment in accordance with section 15 hereto.

6.
Types of Awards, Payments, and Limitations. Awards under the Plan shall consist of Stock Options, SARs, Restricted Stock, RSUs, DSUs, Performance Shares, Performance Cash Awards and other Stock or cash Awards, all as described below. Payment of Awards may be in the form of cash, Stock, other Awards or combinations thereof as the Committee shall determine, and with the expectation that any Award of Stock shall be styled to preserve such restrictions as it may impose. The Committee, either at the time of grant or by subsequent amendment, and subject to the provisions of sections 20 and 21 hereto, may require or permit Participants to elect to defer the issuance of Stock or the settlement of Awards in cash under such rules and procedures as the Committee may establish under the Plan.

The Committee may provide that any Awards under the Plan earn dividends or dividend equivalents and interest on such dividends or dividend equivalents; provided, however, that the Committee shall require that any dividends or dividend equivalents paid on Awards subject to Performance Criteria be held in escrow or accumulated until the applicable restrictions have lapsed, except as prohibited by Code Section 409A. Any crediting of dividends or dividend equivalents may be subject to such restrictions and conditions as the Committee may establish, including reinvestment in additional Stock or Stock equivalents.
Awards shall be evidenced by an agreement (in written or electronic form) that sets forth the terms, conditions and limitations of such Award. Such terms may include, but are not limited to, the term of the Award, the provisions applicable in the event the Participant’s employment terminates and the Company’s authority to unilaterally or bilaterally amend, modify, suspend, cancel or rescind any Award including without limitation the ability to amend such Awards to comply with changes in applicable law. An Award may also be subject to other provisions (whether or not applicable to similar Awards granted to other Participants) as the Committee determines appropriate, including provisions intended to comply with federal or state securities laws and stock exchange requirements, understandings or conditions as to the Participant’s employment, requirements or inducements for continued ownership of Stock after exercise or vesting of Awards, or forfeiture of Awards in the event of termination of employment shortly after exercise or vesting, or breach of noncompetition or confidentiality agreements following termination of employment.
Any cash or equity-based incentive compensation paid to a Participant under the Plan shall be subject to policies established and amended from time to time by the Company regarding the recovery of erroneously-awarded compensation.
The Committee, in its sole discretion, may require a Participant to have amounts or Stock that otherwise would be paid or delivered to the Participant as a result of the exercise or settlement of an Award under the Plan credited to a deferred compensation or stock unit account established for the Participant by the Committee on the Company’s books of account. In addition, the Committee may permit Participants to defer the receipt of payments of Awards pursuant to such rules, procedures or programs as may be established for purposes of this Plan.
The Committee need not require the execution of any such agreement by a Participant. Acceptance of the Award by the respective Participant shall constitute agreement by the Participant to the terms of the Award.

7.
Stock Options. Stock Options may be granted to Participants at any time as determined by the Committee. The Committee shall determine the number of shares subject to each Stock Option and whether the Stock Option is an Incentive Stock Option. The exercise price for each Stock Option shall be determined by the Committee but shall not be less than 100% of the Fair Market Value of the Stock on the date the Stock Option is granted unless the Stock Option is a substitute or assumed Stock Option granted pursuant to section 16 hereto. Each Stock Option shall expire at such time as the Committee shall determine at the time of grant; provided, however, that a Stock Option will be automatically exercised upon the expiration date of the Stock Option if the Fair Market Value of a share of Stock on the expiration date exceeds the exercise price for each Stock Option. Stock Options shall be exercisable at such time and subject to such terms and conditions as the Committee shall determine; provided, however, that no Stock Option shall be exercisable later than the tenth anniversary of its grant, and provided, further that Awards of Stock Options granted on or after December 1, 2010 shall not become 100% exercisable in less than three years following the date they are granted with vesting no faster than on a pro rata basis over the vesting period, except that the foregoing limitations shall not apply to (i) substitute Awards for grants made under a plan of an acquired business entity; and (ii) special exercise provisions in limited cases of an intervening event related to death, disability or a Change in Control. The exercise price, upon exercise of any Stock Option, shall be payable to the Company in full by: (a) cash payment or its equivalent (a “cash exercise”); (b) tendering previously acquired Stock having a Fair Market Value at the time of exercise equal to the exercise price (a “stock swap”) or certification of ownership of such previously-acquired Stock ("attestation"); (c) to the extent permitted by applicable law, delivery of a properly executed exercise notice, together with irrevocable instructions to a broker to promptly deliver to the Company the amount of sale proceeds from the Stock Option shares or loan proceeds to pay the exercise price and to deliver to the Participant the net amount of shares (a “cashless exercise for Stock”) or cash (a "cashless exercise for cash"); (d) having the Company retain from the Stock otherwise issuable upon exercise of the Stock Option a number of shares of Stock having a value (determined pursuant to rules established by the Committee in its discretion) equal to the exercise price of the Stock Option (a “net exercise”); or (e) such other methods of payment as the Committee, in its discretion, deems appropriate.

In no event shall the Committee, without stockholder approval, cancel any outstanding Stock Option with an exercise price greater than the then current Fair Market Value of the Stock for the purpose of reissuing any other Award to the Participant at a lower exercise price, cancel any outstanding Stock Option with an exercise price greater than the then current Fair Market Value of the Stock for the purpose of cashing out a Stock Option unless such cash-out occurs in conjunction with a Change in Control, nor reduce the exercise price of an outstanding Stock Option. Reload options are not permitted.

8.
Stock Appreciation Rights. SARs may be granted to Participants at any time as determined by the Committee. Notwithstanding any other provision of the Plan, the Committee may, in its discretion, substitute SARs which can be settled only in Stock for outstanding Stock Options. The grant price of a substitute SAR shall be equal to the exercise price of the related Stock Option and the substitute SAR shall have substantive terms (e.g., duration) that are equivalent to the related Stock Option. The grant price of any other SAR shall not be less than 100% of the Fair Market Value of the Stock on the date of its grant unless the SARs are substitute or assumed SARs granted pursuant to section 16 hereto. An SAR may be exercised upon such terms and conditions and for the term the Committee in its sole discretion determines; provided, however, that the term shall not exceed the Stock Option term in the case of a substitute SAR or ten years in the case of any other SAR, and the terms and conditions applicable to a substitute SAR shall be substantially the same as those applicable to the Stock Option which it replaces, and provided, further that Awards of SARs granted on or after December 1, 2010 shall not become 100% exercisable in less than three years following the date they are granted with vesting no faster than on a pro rata basis over the vesting period, except that the foregoing limitation shall not apply to (i) substitute Awards for grants made under a plan of an acquired business entity; and (ii) special exercise provisions in limited cases of an intervening event related to death, disability or a Change in Control. Upon the expiration date of an SAR, the SAR will be automatically exercised if the Fair Market Value of a share of Stock on the expiration date exceeds the grant price of the SAR. Upon exercise of an SAR, the Participant shall be entitled to receive payment from the Company in an amount determined by multiplying (a) the difference between the Fair Market Value of a share of Stock on the date of exercise and the grant price of the SAR by (b) the number of shares with respect to which the SAR is exercised. The payment may be made in cash or Stock, at the discretion of the Committee, except in the case of a substitute SAR payment which may be made only in Stock. In no event shall the Committee, without stockholder approval, cancel any outstanding SAR with an exercise price greater than the then current Fair Market Value of the Stock for the purpose of reissuing any other Award to the Participant at a lower grant price, cancel any outstanding SAR with an exercise price greater than the then current Fair Market Value of the Stock for the purpose of cashing out a SAR unless such cash-out occurs in conjunction with a Change in Control, nor reduce the grant price of an outstanding SAR.

9.
Restricted Stock and RSUs. Restricted Stock and RSUs may be awarded or sold to Participants under such terms and conditions as shall be established by the Committee. Restricted Stock and RSUs shall be subject to such restrictions as the Committee determines, including, without limitation, any of the following:

(a)	a prohibition against sale, assignment, transfer, pledge, hypothecation or other encumbrance for a specified period;

(b)
a requirement that the holder forfeit (or in the case of Stock or RSUs sold to the Participant, resell to the Company at cost) such Stock or RSUs in the event of termination of employment during the period of restriction; and

(c)	the attainment of Performance Criteria.
Restricted Stock and RSU Awards that are subject to the attainment of Performance Criteria granted on or after December 1, 2010 shall be subject to a performance period of at least one year, and restrictions on time-based Restricted Stock and RSU Awards granted on or after December 1, 2010 shall not expire relative to 100% of any Award in less than three years following the date the Award is granted (although restrictions may lapse no faster than on a pro rata basis over the vesting period), except that the foregoing limitations shall not apply to (i) substitute Awards for grants made under a plan of an acquired business entity; and (ii) special vesting provisions in limited cases of an intervening event related to death, disability, retirement or a Change in Control. All restrictions shall otherwise expire at such times as the Committee shall specify.

10.	DSUs. DSUs provide a Participant a vested right to receive Stock in lieu of other compensation at termination of employment or service or at a specific future designated date.

11.
Performance Shares. The Committee shall designate the Participants to whom Performance Shares are to be awarded and determine the number of shares, the length of the Performance Period and the other terms and conditions of each such Award. Each Award of Performance Shares shall entitle the Participant to a payment in the form of Stock (or cash) upon the attainment of Performance Criteria and other terms and conditions specified by the Committee.

Notwithstanding satisfaction of any Performance Criteria, the number of shares issued under a Performance Share Award may be adjusted by the Committee on the basis of such further consideration as the Committee in its sole discretion shall determine. The Committee may, in its discretion, make a cash payment equal to the Fair Market Value of Stock otherwise required to be issued to a Participant pursuant to a Performance Share Award.

12.
Performance Cash Awards. The Committee shall designate the Participants to whom Performance Cash Awards are to be awarded and determine the amount of the Award and the terms and conditions of each such Award. Each Performance Cash Award shall entitle the Participant to a payment in cash upon the attainment of Performance Criteria and other terms and conditions specified by the Committee. For Awards intended to be performance-based compensation under Section 162(m), no Participant may be granted Performance Cash Awards with respect to any twelve month Performance Period in excess of $5,000,000; if a cash Award is earned in excess of $5,000,000, the amount of the Award in excess of this amount shall be deferred to the date the Participant ceases to be covered by Code Section 162(m) (or six months after that date if the Participant ceases to be covered by Code Section 162(m) because of Participant’s separation from service (as defined in Code Section 409A).
Notwithstanding the satisfaction of any Performance Criteria, the amount to be paid under a Performance Cash Award may be adjusted by the Committee on the basis of such further consideration as the Committee in its sole discretion shall determine. The Committee may, in its discretion, substitute actual Stock for the cash payment otherwise required to be made to a Participant pursuant to a Performance Cash Award.

13.
Other Stock or Cash Awards. In addition to the incentives described in sections 6 through 12 above, the Committee may grant other incentives payable in cash or in Stock under the Plan as it deems appropriate and subject to such other terms and conditions as it deems appropriate; provided an outright grant of Stock will not be made unless it is offered in exchange for cash compensation that has otherwise already been earned by the recipient including without limitation awards earned under the Hanesbrands Inc. Performance-Based Annual Incentive Plan (or any successor annual incentive plan of the Company) or under the Hanesbrands Inc. Non-Employee Director Deferred Compensation Plan.

14.	Change in Control. The vesting and payment terms applicable to an Award following a Change in Control shall be determined by the Committee at the time the Award is granted.

15.	Adjustment Provisions.

(a)
In the event of any change affecting the number, class, market price or terms of the Stock by reason of share dividend, share split, recapitalization, reorganization, merger, consolidation, spin-off, disaffiliation of a Subsidiary, combination of Stock, exchange of Stock, Stock rights offering or other similar event, or any distribution to the holders of Stock other than a regular cash dividend, the Committee shall equitably substitute or adjust the number or class of Stock which may be issued under the Plan in the aggregate or to any one Participant in any calendar year and the number, class, price or terms of shares of Stock subject to outstanding Awards granted under the Plan.

(b)
In the event of any merger, consolidation or reorganization of the Company with or into another Company which results in the outstanding Stock of the Company being converted into or exchanged for different securities, cash or other property, or any combination thereof, there shall be substituted, on an equitable basis, for each share of Stock then subject to an Award granted under the Plan, the number and kind of shares of stock, other securities, cash or other property to which holders of Stock will be entitled pursuant to the transaction.

16.
Substitution and Assumption of Awards. The Board or the Committee may authorize the issuance of Awards under this Plan in connection with the assumption of, or substitution for, outstanding Awards previously granted to individuals who become employees of the Company or any Subsidiary as a result of any merger, consolidation, acquisition of property or stock or reorganization, upon such terms and conditions as the Committee may deem appropriate. Any substitute Awards granted under the Plan shall not count against the Stock limitations set forth in section 5 hereto, to the extent permitted by Section 303A.08 of the Corporate Governance Standards of the New York Stock Exchange.

17.
Nontransferability. Each Award granted under the Plan shall not be transferable other than by will or the laws of descent and distribution, and each Stock Option and SAR shall be exercisable during the Participant’s lifetime only by the Participant or, in the event of disability, by the Participant’s personal representative. In the event of the death of a Participant, exercise of any Award or payment with respect to any Award shall be made only by or to the beneficiary, executor or administrator of the estate of the deceased Participant or the Person or Persons to whom the deceased Participant’s rights under the Award shall pass by will or the laws of descent and distribution. Subject to the approval of the Committee in its sole discretion, Stock Options may be transferable to members of the immediate family of the Participant and to one or more trusts for the benefit of such family members, partnerships in which such family members are the only partners, or corporations or other entities in which such family members are the only stockholders. Members of the immediate family means the Participant’s spouse, same-sex domestic partner (as that term is defined in the Hanesbrands Inc. Employee Health Benefit Plan), children, stepchildren, grandchildren, parents, grandparents, siblings (including half brothers and sisters) and individuals who are family members by adoption.

18.
Taxes. The Company shall be entitled to withhold the amount of any tax attributable to any amounts payable or Stock deliverable under the Plan, after giving notice to the Person entitled to receive such payment or delivery, and the Company may defer making payment or delivery as to any Award, if any such tax is payable, until indemnified to its satisfaction. A Participant may pay all or a portion of any withholding limited to the minimum statutory amount arising in connection with the exercise of a Stock Option or SAR or the receipt or vesting of Stock hereunder by electing to have the Company withhold Stock having a Fair Market Value equal to the amount required to be withheld; and the Company will withhold for this purpose any fractional shares to be delivered.

19.
Duration of the Plan. No Award shall be made under the Plan more than ten years after the adoption of the amended and restated Plan by the Board; provided, however, that the terms and conditions applicable to any Stock Option granted on or before such date may thereafter be amended or modified by mutual agreement between the Company and the Participant, or such other Person as may then have an interest therein.

20.	Amendment and Termination. The Board or the Committee may amend the Plan from time to time or terminate the Plan at any time. However, unless expressly provided in an

Award or the Plan, no such action shall reduce the amount of any existing Award or change the terms and conditions thereof without the Participant’s consent; provided, however, that the Committee may, in its discretion, substitute SARs which can be settled only in Stock for outstanding Stock Options and may require an Award be deferred pursuant to section 6 hereto, without a Participant’s consent; and further provided that the Committee may amend or terminate an Award to comply with changes in law, including but not limited to tax law, without a Participant’s consent. Notwithstanding any provision of the Plan to the contrary, the provisions in each of section 7 and section 8 of the Plan (regarding the cancellation, reissuing at a relatively reduced price or cash-out of Stock Options and SARs, respectively) shall not be amended without stockholder approval. Notwithstanding any provision of the Plan to the contrary, to the extent that Awards under the Plan are subject to the provisions of Code Section 409A, then the Plan as applied to those amounts shall be interpreted and administered so that it is consistent with such Code section. The Company shall obtain stockholder approval of any Plan amendment to the extent necessary to comply with applicable laws, regulations or stock exchange rules.

21.	Other Provisions.

(a)
In the event any Award under this Plan is granted to an employee who is employed or providing services outside the United States and who is not compensated from a payroll maintained in the United States, the Committee may, in its sole discretion: (i) modify the provisions of the Plan as they pertain to such individuals to comply with applicable law, regulation or accounting rules consistent with the purposes of the Plan; and (ii) cause the Company to enter into an internal accounting transaction with any local branch or affiliate consistent with internal accounting/audit protocols and pursuant to which such branch or affiliate will reimburse the Company for the cost of such equity incentives.

(b)
Neither the Plan nor any Award shall confer upon a Participant any right with respect to continuing the Participant’s employment with the Company; nor interfere in any way with the Participant’s right or the Company’s right to terminate such relationship at any time, with or without cause, to the extent permitted by applicable laws and any enforceable agreement between the employee and the Company.

(c)
No fractional shares of Stock shall be issued or delivered pursuant to the Plan or any Award, and the Committee, in its discretion, shall determine whether cash, other securities or other property shall be paid or transferred in lieu of any fractional shares of Stock, or whether such fractional shares or any rights thereto shall be canceled, terminated or otherwise eliminated.

(d)
In the event any provision of the Plan shall be held to be illegal or invalid for any reason, such illegality or invalidity shall not affect the remaining parts of the Plan, and the Plan shall be construed and enforced as if such illegal or invalid provisions had never been contained in the Plan.

(e)
Payments and other benefits received by a Participant under an Award made pursuant to the Plan generally shall not be deemed a part of a Participant’s compensation for purposes of determining the Participant’s benefits under any other employee benefit plans or arrangements provided by the Company or a Subsidiary, unless the Committee expressly provides otherwise in writing or unless expressly provided under such plan. The Committee shall administer, construe, interpret and exercise discretion under the Plan and each Award in a manner that is consistent and in compliance with a reasonable, good faith interpretation of all applicable laws and that avoids (to the extent practicable) the classification of any Award as “deferred compensation” for purposes of Code Section 409A, as determined by the Committee.

22.
Governing Law. The Plan and any actions taken in connection herewith shall be governed by and construed in accordance with the laws of the state of North Carolina without regard to any state’s conflict of laws principles. Any legal action related to this Plan shall be brought only in a federal or state court located in North Carolina.

23.	Stockholder Approval. This amendment and restatement of the Plan is effective as of January 29, 2013, subject to approval by the stockholders of the Company at the April 2013 stockholder meeting.